Exhibit (e)(13)

Tourmaline Bio, Inc.

27 West 24th Street, Suite 702

New York, New York 10010

August 19, 2025

Novartis International AG

Lichtstrasse 35
CH-4056 Basel
Switzerland

Attention: Mr. Tariq El-Rafie

Ladies and Gentlemen:

In connection with the consideration of a possible transaction (the “Transaction”) involving Novartis International AG (“you” or the “Recipient”) and Tourmaline Bio, Inc. (the “Company”), you have requested certain information regarding the Company. In order to facilitate the Company making this information available to you, the parties hereto desire to enter into this letter agreement. This letter agreement shall amend and supersede the Confidentality Agreement, effective as of April 11, 2025 (the “Original Agreement”), by and between Novartis Services, Inc. and the Company.

1.            Definitions.

1.1            Evaluation Material. The term “Evaluation Material” shall mean all information, data, technology, know-how, patent applications, research studies, reports, interpretations, forecasts, business plans and records, financial or otherwise, and whether written, oral, electronic, visual or otherwise (whatever the form or storage medium), concerning or related to the Company, any of its affiliates or subsidiaries (or any predecessor entity of any of the foregoing), or any of the businesses, products, services, financial condition, operations, assets, liabilities and/or prospects of any of the foregoing, whether prepared by the Company, any of its Representatives (as defined below) or otherwise, that previously has been or may be furnished to you or any of your Representatives by or on behalf of the Company or any of its Representatives or gathered by you or any of your Representatives through inspection (collectively, “Information”), as well as such portion of any notes, analyses, compilations, studies, interpretations or other materials prepared by you or any of your Representatives that contain, reflect, interpret or are based directly or indirectly upon, in whole or in part, any such Information, and in each case regardless of whether or not specifically marked as confidential. The term “Evaluation Material” does not include Information to the extent that: (i) such Information is or becomes generally available to the public (other than as a result of a direct or indirect disclosure by you or any of your Representatives in violation of this letter agreement or any other obligation of confidentiality), (ii) such Information was within your possession prior to it first being furnished to you by or on behalf of the Company or any of its Representatives without being subject to any contractual, legal, fiduciary or other obligation of confidentiality to the Company or any other person with respect to such Information, (iii) such Information becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives and such source is not known by you to be, and the Recipient does not know or have reason to believe (after due inquiry) that such source is, subject to any contractual, legal, fiduciary or other obligation of confidentiality to the Company or any other person with respect to such Information, or (iv) you can demonstrate such Information is or was independently developed by you or your Representatives without use of, or reference to, any Evaluation Material. Without limiting the generality of the foregoing, “Evaluation Material” hereunder shall include all Confidential Information (as such term is defined in the Original Agreement) made available under the Original Agreement, which shall hereafter be subject to the terms and conditions of this letter agreement. You acknowledge and agree that the Evaluation Material may include Information made available to the Company or any of its Representatives pursuant to confidentiality agreements or other obligations of confidentiality between the Company and/or one or more of its Representatives and third parties.

1.2            Transaction Information. The term “Transaction Information” shall mean the existence of a possible Transaction, your interest in a possible Transaction, the fact that Evaluation Material has been made available to you or any of your Representatives, the fact that discussions or negotiations have taken place, are taking place or may take place concerning a possible Transaction or any similar transaction or any of the terms, conditions or other facts with respect thereto (including, without limitation, the status thereof and any drafts of any term sheets, letters of intent or agreements related to the Transaction), and the existence and terms of this letter agreement.

1.3            Other Definitions. As used in this letter agreement, (i) the term “person” shall be broadly interpreted to include the media and any individual, corporation, partnership, limited liability company, group, governmental authority or other entity, (ii) the term “affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) the term “Representatives” means, with respect to any person, such person’s affiliates (including, without limitation, subsidiaries), such person’s or any of the foregoing persons’ respective members, managers, directors, officers, employees, agents, representatives and advisors (including, without limitation, financial advisors, bankers, consultants, legal counsel and accountants), and, in the case of the Recipient, subject to Paragraph 5.2, any Approved Financing Sources (as defined below).

2.            Information.

2.1            Non-Disclosure of Evaluation Material or Transaction Information. You hereby agree that you shall, and you shall cause your Representatives to: (i) use the Evaluation Material and Transaction Information, directly or indirectly, solely for the purpose (the “Purpose”) of evaluating and negotiating your possible participation in the Transaction (and, subject to the execution of a Definitive Transaction Agreement (as defined below), consummating the Transaction), (ii) keep the Evaluation Material and Transaction Information confidential and (iii) without the prior written consent of the Company, not disclose, directly or indirectly, any of the Evaluation Material or Transaction Information to any person; provided, however, that you may, subject to Paragraph 2.2, disclose any of the Evaluation Material or Transaction Information to your Representatives who need to know such Evaluation Material or Transaction Information for the Purpose and who have been provided with a copy of this letter agreement and agree to abide and be bound by the terms hereof to the same extent as if they were parties hereto. For the avoidance of doubt, nothing in this Agreement will prevent any party, or any of their affiliates, from comparing the Evaluation Material with internal or third-party information solely for purposes of internal review associated with the Purpose.

2.2            Restricted Access Material. The Company or any of its Representatives may determine from time to time that access to certain Evaluation Material (“Restricted Access Material”), which may include Evaluation Material that may be deemed competitively sensitive or may be designated for review solely by outside advisors or by a limited number or category of your employees, should be limited only to those of your officers, directors, employees or other Representatives as are designated by the Company or its Representatives as permitted recipients of such Restricted Access Material (“Permitted Recipients”). Evaluation Material shall only be Restricted Access Material if specifically identified as such in writing, identified as such in the VDR (including by specified folders) or identified as “restricted material,” “clean team only” or other equivalent designation, in each case prior to the initial disclosure of such Evaluation Material to you or any of your Representatives or, solely for Evaluation Material disclosed orally or by observation, identified as such orally and confirmed in writing in the manner described above. In addition to and without limiting any other obligations with respect to the Evaluation Material set forth in this letter agreement, you hereby agree that you shall not, and you shall cause your Representatives not to, disclose any of the Restricted Access Material to any person other than a Permitted Recipient of such Restricted Access Material.

2.3            Compulsory Disclosure. In the event that you or any of your Representatives receives a request (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar compulsory process) to disclose, or is otherwise required by law or any rule of any securities exchange to which it is subject (“Law”), including, for purposes of accountants, applicable professional standards of the American Institute of Certified Public Accountants, Public Company Accounting Oversight Board or state boards of accountancy or obligations thereunder, to disclose, any of the Evaluation Material or Transaction Information, you shall (i) prior to making any disclosure of Evaluation Material or Transaction Information in response thereto (to the extent permitted by Law or, where not permitted, as soon as reasonable practicable thereafter), provide the Company with prompt written notice of such request or requirement, along with, to the extent applicable, a copy of the request and the proposed disclosure, the circumstances surrounding such request or requirement, the reason that such disclosure is required and the time and place such disclosure is expected to be made, in each case with sufficient specificity so that the Company may seek a protective order or other appropriate remedy, and (ii) if requested by the Company, assist the Company in seeking a protective order or other appropriate remedy in response to such request or requirement. Without limiting the generality of the foregoing, you shall not, and shall cause your Representatives not to, oppose any action by the Company to obtain such a protective order or other remedy. If you are, or any of your Representatives is, on the written advice of your nationally-recognized outside counsel, required by Law to disclose any Evaluation Material or Transaction Information and the Company notifies you of its intention not to seek, or is unsuccessful in obtaining, such protective order or other remedy, you or such Representative may disclose to the applicable tribunal or other person only that portion of the Evaluation Material or Transaction Information which such counsel advises you is required by Law to be disclosed to such recipient; provided that you, and, if appropriate, such Representative, exercise your or their reasonable best efforts to preserve, and have such recipient preserve, the confidentiality of such Evaluation Material or Transaction Information. Notwithstanding any disclosure of Evaluation Material or Transaction Information pursuant to this Paragraph 2.3, you and your Representatives will continue to be bound by your and their obligations of confidentiality (including, without limitation, with respect to any Evaluation Material or Transaction Information disclosed pursuant to this Paragraph 2.3) and non-use and other obligations hereunder.

2.4            Information Request Procedures; No Other Contact. You agree that, without the prior written consent of the Company or as otherwise contemplated in Section 4.2(i), all communications from you or your Representatives (acting on your behalf) regarding the proposed Transaction, including, without limitation, inquiries, requests for additional information, requests for access to personnel or other business contacts, requests for site visits or discussions or questions regarding procedures, will be submitted only to Tom Davidson or Jason Truman at Leerink Partners LLC or any other persons specifically designated in writing by the Company for such purposes, except that you or your counsel may direct questions regarding this letter agreement to the Company’s General Counsel, with a copy to Cooley LLP (“Cooley”), the Company’s outside counsel. Any Evaluation Material or Transaction Information obtained other than in compliance with the procedures set forth in this Paragraph 2.4 shall nevertheless be deemed Evaluation Material or Transaction Information for all purposes hereunder. You agree that you will not, and you will cause your Representatives not to, initiate or maintain contact with the Company or any of its Representatives or any customer, supplier, licensor, licensee or other business relation of the Company or any of its subsidiaries with respect to any matters outside of the ordinary course of business (and in any event not with respect to the Transaction) except with the prior written consent of the Company.

2.5            Return and Destruction of Evaluation Material and Transaction Information. The Company may elect at any time to terminate further access to any Evaluation Material or Transaction Information. At any time, upon the request of the Company for any reason (email being sufficient), you will, and will cause your Representatives to, promptly (and in any event within 10 business days) either (at your discretion) deliver to the Company or destroy all Evaluation Material or Transaction Information obtained or possessed by you or your Representatives without keeping any copies thereof, in whole or part, in any medium whatsoever; provided, however, that (x) you and your Representatives’ respective legal or compliance personnel shall be entitled to retain the minimum number of copies of the Evaluation Material or Transaction Information, if any, to the extent necessary to comply with applicable Law in accordance with your or such Representatives’ policies and procedures in effect in the ordinary course of business, which shall be used solely for such compliance purposes, and (y) neither you nor your Representatives shall be required to expunge Evaluation Material or Transaction Information from automatic computer archiving conducted as part of record retention policies in effect in the ordinary course of business (provided that the foregoing shall not be deemed to permit the accessing, retrieval or use thereof other than by compliance or information technology personnel in the ordinary course of their duties). In the event of such a request, you shall confirm in writing (email being sufficient) to the Company that you have taken the required actions to comply with all of the requirements of this Paragraph 2.5. Notwithstanding the return or the destruction of the Evaluation Material or Transaction Information or the termination of discussions regarding the Transaction, you and your Representatives will continue to be bound by your and their obligations of confidentiality (including, without limitation, with respect to any Evaluation Material or Transaction Information returned or destroyed pursuant to this Paragraph 2.5) and non-use and other obligations hereunder.

2.6            VDRs. You agree to ensure that any passwords provided to you or your Representatives in connection with a virtual or electronic database, data room or similar repository of Evaluation Material (a “VDR”), if any, will be used only by the individuals to whom such passwords are or were issued, and that should you or your Representatives desire that additional individuals be provided access to the VDR, you shall request additional passwords for such individuals in the manner in which additional information is to be requested pursuant to Paragraph 2.4.

2.7            No Statements of Accuracy. You understand and agree that neither the Company nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy, completeness or suitability for any purpose of the Evaluation Material or Transaction Information furnished by it or on its behalf. You agree that neither the Company nor any of its Representatives shall have any liability to you or any of your Representatives relating to or resulting from the use of the Evaluation Material or Transaction Information, including, without limitation, for any conclusions that any of you, your Representatives or any other person derives from the Evaluation Material or Transaction Information or any inaccuracies or errors therein or omissions therefrom. Only those representations or warranties (if any) that are made in a final definitive written agreement providing for the Transaction (which, for avoidance of doubt, shall not include a term sheet, letter of intent or other similar instrument) between the parties hereto (a “Definitive Transaction Agreement”), when, as and if executed and delivered by the parties hereto, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

2.8            No Waiver of Privilege. None of the Company or any of its affiliates intends to waive, or to cause any of its Representatives to waive, the attorney-client, attorney work product or other applicable privilege of any of the foregoing (“Privilege”) by providing any Information subject to a Privilege, and any production hereunder of such Information shall be inadvertent. Accordingly, you agree that a production to you or any of your Representatives hereunder of Evaluation Material or Transaction Information protected by a Privilege shall not constitute a waiver of any such Privilege by any person, and you agree that, upon request by the Company or any of its Representatives, you will, and you will cause your

Representatives to, immediately return and/or destroy such inadvertently produced Evaluation Material or Transaction Information. To the extent that any Information is subject to a Privilege concerning any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Recipient and the Company have a commonality of interest with respect to such action, suit, proceeding, investigation, arbitration or dispute and that it is their mutual desire, intention and understanding that the sharing of such Information is not intended to, and shall not, affect the confidentiality of any of such Information or waive or diminish the continued protection of any of such Information under the applicable Privilege. Accordingly, all Evaluation Material or Transaction Information that is entitled to protection under Privilege shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine.

2.9            No Ownership or Other Rights of Use. Nothing herein, nor any disclosure contemplated hereby, shall be deemed to transfer to you or any other person any interest in, or confer in you or any other person any right (including, without limitation, license or other intellectual property right) over, the Evaluation Material or Transaction Information whatsoever beyond those interests and rights expressly provided for in this letter agreement. Neither the Recipient nor the Recipient’s Representatives shall file any patent application containing any claim to any subject matter derived from the Evaluation Materials. The Recipient agrees not to export, directly or indirectly, any U.S. source technical data acquired from the Company or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations. Nothing herein is intended to limit or abridge the protection of trade secrets under applicable trade secrets law, and the protection of trade secrets by the Recipient shall be maintained as such until they fall into the public domain.

2.10            Term. The obligations of each party hereto set forth in this Paragraph 2 (other than Paragraphs 2.7, 2.8 and 2.9, which shall remain in effect) shall terminate and be of no further force or effect on the date that is three (3) years from the date hereof; provided that such termination shall not relieve you from your responsibilities in respect of any breach thereof prior to such date.

3.            Non-Solicitation.

In consideration of the Evaluation Material or Transaction Information being furnished to you, you hereby agree that, for a period of twelve (12) months from the date hereof, you will not, and will cause your Representatives (acting on your behalf) not to, directly or indirectly, without obtaining the prior written consent of the Company, solicit for employment (i) any of the officers of the Company or any of its subsidiaries or (ii) any other employees of the Company or any of its subsidiaries to whom you or any of your Representatives have had direct telephonic or in-person contact in connection with the consideration of the Transaction; provided, however, that the foregoing shall not restrict your or your Representatives’ ability to (a) conduct general or public solicitations in the ordinary course of business consistent with past practice that are not targeted at employees of the Company and its subsidiaries, (b) solicit any person who was already in discussions with you or your Representatives prior to April 11, 2025 or (c) solicit any person whose employment has been terminated by the Company for a period of at least three months at the time of such solicitation.

4.            Standstill; Securities Laws.

4.1            Standstill. In consideration of the Evaluation Material or Transaction Information being furnished to you, you hereby agree that, for a period of twelve (12) months from the date hereof (“Standstill Period”), unless and to the extent expressly invited in writing by the Board of Directors of the Company to do so, you and your affiliates will not, and you will cause your Representatives (acting on your behalf) not to, directly or indirectly, acting alone or as part of a group: (i) acquire, offer to acquire, or seek, propose or agree to acquire, directly or indirectly, by purchase or otherwise, (x) any securities or direct or indirect rights to acquire or vote any securities of the Company, or (y) any other securities, rights or interests, including, without limitation, options, swaps, derivatives or similar instruments, whether real or synthetic, which give a person the right to vote or to direct the voting of any securities or rights contemplated by clause (x) or have economic equivalents of ownership of any such securities or rights (any of the foregoing, “Securities”) or beneficial ownership thereof (as such term is used pursuant to Rule 13d-3 under the Exchange Act); (ii) enter into or agree, offer, propose or seek to enter into, or otherwise be involved in or part of, directly or indirectly, any acquisition transaction or other business combination (including, without limitation, any scheme of arrangement, merger, consolidation, acquisition, exchange, takeover proposal, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction) relating to all or part of the Company; (iii) (A) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or (B) seek to knowingly advise or with the primary purpose being to influence any person or entity, in each case with respect to the voting of, any Securities of the Company; (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Securities of the Company; (v) seek or propose, alone or in concert with others, with the primary purpose being to influence or control the management or policies of the Company or to seek to remove, replace or appoint any director, or otherwise gain representation, on the Board of Directors of the Company; (vi) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities or propose any of such activities to any other person (other than any discussions with your Representatives); (vii) advise, assist, encourage, or act as a financing source for, or otherwise invest in, any other person in connection any of the foregoing activities; (viii) disclose (other than, to the extent otherwise permitted hereby, to the Company or its Representatives) any intention, plan or arrangement inconsistent with any of the foregoing; (ix) request that the Company or any of its Representatives, directly or indirectly, amend or waive any provision of this Paragraph 4.1 (including this clause (ix)); (x) take any action that could be reasonably likely to require the Company or any of its Representatives to make a public announcement regarding any of the activities referred to in clauses (i)-(ix) of this Paragraph 4.1 (other than disclosures otherwise expressly permitted by this letter agreement); or (xi) agree to take any of the foregoing actions.

4.2            Permitted Exceptions to Standstill. Notwithstanding anything in this Paragraph 4.1 to the contrary, you shall be entitled to:

(i)            make confidential proposals to the Board of Directors of the Company that would not reasonably require the Company or any of its Representatives to make a public disclosure thereof;

(ii)           make any passive investments by a pension or employee benefit plan or trust for your or your affiliates’ employees;

(iii)          ownership of the shares of any mutual fund or similar financial institution that owns the Company’s securities;

(iv)         ownership of an acquired person that in turn owns Company securities (in the case of each of (ii), (iii) and (iv), only if not specifically targeted to an investment in the Company and not resulting in any filing obligation under Section 13 of the Exchange Act), or

(v)           acquisition of up to 2.0% of the equity securities of the Company.

4.3            Most Favored Nation Regarding Releases From Standstill. If at any time during the Standstill Period, the Company enters into a confidentiality agreement or other agreement with respect to a Business Combination involving the Company’s assets or Securities, which agreement includes a provision prohibiting or limiting in any respect the conduct contemplated by Paragraph 4.1, with a party other than you (a “Standstill Provision”), which Standstill Provision provides for such Standstill Provision to terminate and cease to be of any effect as a result of certain triggers, including (i) the entry by the Company of a definitive written agreement providing for a Business Combination or announcement thereof, (ii) the commencement by a third party of a tender offer to acquire at least thirty percent (30%) of the outstanding common shares of the Company and the Company’s board of directors failing to recommend against such offer within ten (10) business days of the commencement thereof, or (iii) the public announcement by a third party of proposal for a Business Combination to acquire at least thirty percent (30%) of the outstanding common shares of the Company and the Company’s board of directors failing to announce that it has rejected such proposal or is still reviewing such proposal within ten (10) business days of the public announcement thereof (in either case, an “Applicable Release Provision”), then the Company shall within one (1) business day following entry into such Standstill Provision offer in writing to you to amend the terms of Paragraph 4.1 to have terms that are no less favorable to you than the Applicable Release Provision with respect thereto, which shall be effective immediately upon acceptance. For a period of six (6) months prior to the date of this letter agreement, the Company has not entered into a confidentiality agreement or other agreement with respect to a Business Combination with a counterparty with a Standstill Provision that provides for an Applicable Release Provision. For purposes of this Section 4.3, “Business Combination” shall mean an extraordinary transaction, including, without limitation, any merger, consolidation, acquisition, tender offer or exchange offer, purchase of substantially all assets or businesses, corporate reorganization, recapitalization, restructuring or liquidation, of the Company.

4.4            No Ownership of Securities. You represent and warrant that neither you nor any of your subsidiaries beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or is a party to any contract, arrangement or understanding related to, any Securities or outstanding debt obligations of the Company or any of its subsidiaries.

4.5            Securities Laws. You understand and agree that you are aware, and that you will advise your Representatives who become aware of the Evaluation Material or Transaction Information, that the U.S. federal and state securities laws prohibit, and certain foreign laws may prohibit, any person who has material, non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that the person is likely to purchase or sell such securities.

5.            Process; Financing Sources.

5.1            Prohibition on Exclusive Arrangements. You shall not, and you shall cause your Representatives not to, enter into any exclusivity, lock-up or other agreement, arrangement or understanding, whether written or oral, with any other actual or potential other acquiring party, debt or equity financing source, co-investor, co-bidder or other partner with you in any potential Transaction (excluding controlled affiliates) (each, an “Interested Person”) that is intended or would otherwise reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such Interested Person to provide financing to any other person for, participate in or make any proposal for, any transaction involving the Company. You represent and warrant that neither you nor any of your Representatives have entered into any such agreement, arrangement or any understanding as of the date hereof.

5.2            Approved Financing Sources. You shall not be permitted to, nor shall you permit any of your Representatives to, provide any Evaluation Material or Transaction Information to any Interested Person unless such Interested Person shall become an Approved Financing Source (and as a result one of your Representative) as provided in this Paragraph 5.2. To request that an Interested Person become an Approved Financing Source, you shall provide the identity of such Interested Person in writing to the Company and a description of the proposed role of such Interested Person. Any such Interested Person shall thereafter become an Approved Financing Source hereunder if the Company has consented in writing to such persons being deemed an Approved Financing Source for purposes of this letter agreement (any such approved Interested Person, an “Approved Financing Source”).

6.            Miscellaneous.

6.1            Process; No Disclosure of Recipient Identity. You agree that unless and until a Definitive Transaction Agreement has been executed and delivered by the Company and you, neither the Company nor any of its Representatives will be under any legal obligation of any kind whatsoever with respect to such Transaction, including to engage in discussions or negotiations with respect thereto. You understand and agree that the Company has not as of the date hereof agreed to pursue or enter into, or to undertake any specific method of consideration of, any Transaction or Definitive Transaction Agreement. You agree that no Information provided, including any statements made, to you or any of your Representatives prior to, in the course of or for the purpose of negotiations relating to a Transaction, will constitute an offer by the Company or on the Company’s behalf, nor will you claim, or permit or authorize any of your Representatives to claim, that any such Information forms the basis of any contract or agreement (including, without limitation, an agreement in principle), to engage in any transaction with you, and you hereby waive any claims to the contrary. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to both reject any and all proposals made by you or any of your Representatives with regard to a Transaction and/or to cease or terminate discussions and negotiations with you or any of your Representatives at any time for any reason or no reason. The Company retains the right to determine, in its sole discretion, what Information it will make available to you or your Representatives. You also understand and agree that this letter agreement does not limit the Company or any of its Representatives from (i) soliciting, exploring, initiating or encouraging any inquiries or proposals from, discussing or negotiating with (including making generic references to the existence of discussions or negotiations with an unnamed party), providing any non-public information to or taking any other action intended to facilitate, any unsolicited inquiries or proposals from, any person for a possible transaction in lieu of the Transaction with you, (ii) entering into a definitive agreement with respect thereto or (iii) in response to inquiries from investment analysts and other similar public questioners about your interest in a possible Transaction, responding to such questions, in each case without prior notice to you or any of your Representatives. Notwithstanding the foregoing, other than to the extent required by Law, during the term as provided in Paragraph 2.10, the Company shall not, and shall cause its Representatives not to, disclose the identity (or an obviously identifiable description) of Recipient as being a party that has or may be considered submitting a proposal in respect of a possible Transaction without Recipient’s prior written consent. You also understand and agree that this letter agreement does not limit the right of the Company or its Representatives from changing in any way in its sole discretion the Company’s process for considering the Transaction or any transaction in lieu of the Transaction without prior notice to you or any of your Representatives.

6.2            Expenses. All costs and expenses incurred in connection with this letter agreement and the consideration by the parties of the Transaction, including, without limitation, all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts and consultants in connection therewith, shall be paid by the party incurring such cost or expense.

6.3            Modification and Waiver. This letter agreement may be amended only by a separate writing by executed by the Company and you expressly so amending this letter agreement or waived only by a separate writing expressly so waiving this letter agreement executed by the party against whom the waiver is to be enforced. It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

6.4            Severability. The illegality, invalidity or unenforceability of any provision of this letter agreement in any jurisdiction shall not affect the legality, validity or enforceability of any other provision of this letter agreement or the legality, validity or enforceability of such provision of this letter agreement in any other jurisdiction. In the event that any of the provisions of this letter agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be deemed limited or eliminated only to the minimum extent necessary so that this letter agreement shall otherwise remain in full force and effect.

6.5            Entire Agreement; Click-Through Agreements; No Third-Party Beneficiaries. This letter agreement contains the entire agreement between the Company and you concerning the subject matter hereof and supersedes all previous agreements, written or oral, to the extent relating to the exchange of Evaluation Material or Transaction Information contemplated hereby or any consideration, discussions or negotiations of a Transaction (including, without limitation, the Original Agreement). Without limiting the generality of the foregoing, the terms of this letter agreement shall control over any additional purported confidentiality requirements imposed by a management presentation or VDR to which you or any of your Representatives are or have been granted access in connection with this letter agreement or any Transaction, notwithstanding acceptance of such a management presentation or submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to any terms that may change or supersede the terms of this letter agreement. This letter agreement is not intended to, and shall not, confer upon any person other than the parties hereto any rights or remedies hereunder.

6.6            Breach. You shall be responsible for any breach of this letter agreement by you or any of your Representatives, including, without limitation, for any actions of any of your Representatives acting on your behalf or at your direction or any failure by any of your Representatives to follow your direction required hereunder, and you agree, at your sole expense, to take all reasonable measures to avoid any prohibited or unauthorized disclosure or use of the Evaluation Material or Transaction Information or other breach of this letter agreement applicable to any of your Representatives. The foregoing obligation shall not limit the remedies available to the Company for any breach of this letter agreement by any of your Representatives.

6.7            Remedies. It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company may suffer irreparable harm as a result of any such breach. Accordingly, in addition to all other remedies that the Company or any of its Representatives may have at law or in equity and without limiting any of the foregoing, the Company and any of its Representatives shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach or threatened breach and you hereby waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of, or failure to comply with, this letter agreement, but shall be in addition to all other remedies available at law or in equity to the Company.

6.8            Governing Law; Venue. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law provisions thereof. The parties hereto hereby irrevocably and unconditionally consent to the sole and exclusive jurisdiction of and waive any objection to the laying of venue in, the Court of Chancery in the State of Delaware, and if such court declines jurisdiction, any other state or federal court located in the State of Delaware (collectively, the “Chosen Courts”) for any action, suit or proceeding arising out of or relating to this letter agreement, and agree not to commence any action, suit or proceeding related thereto except in a Chosen Court. Each of the parties hereto further agrees that service of any process, summons, notice or document by registered mail to its address set forth on the first page of this letter agreement shall be effective service of process for any action, suit or proceeding brought against it in any Chosen Court.

6.9            Assignment; Binding Effect; Headings. No party hereto may assign (including directly or indirectly by operation of law) its rights or obligations under this letter agreement to any person; provided that the Company may assign this letter agreement to the acquiror upon the consummation of a change of control transaction involving the Company without the consent of the Recipient. This letter agreement shall be binding upon, and enforceable by, each party and its respective successors and permitted assigns. Headings included in this letter agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect.

6.10          Notices. Any notice given under this letter agreement will be in writing, effective upon dispatch by email (provided that no message of non-delivery is received from the other party) or delivery by overnight carrier (i) if directed to the Company, to Brad Middlekauff, Chief Business Officer and General Counsel, at [***] or the address set forth on the first page of this letter agreement, with a copy (which will not constitute notice) to William Sorabella and Brandon Fenn of Cooley LLP at [***] and [***]; or (ii) if directed to the Recipient, to the person executing this letter agreement on Recipient’s behalf at the email address specified on the signature page hereto or the address set forth on the first page of this letter agreement, or in either case to another representative designated by like notice.

6.11          Counterparts; Signatures. This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures to this letter agreement transmitted by DocuSign, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original.

{Signature page follows.}

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between the Company and the Recipient.

Very truly yours,

TOURMALINE BIO, INC.

By:	/s/ W Bradford Middlekauff
Name:	W Bradford Middlekauff
Title:	Chief Business Officer and General Counsel

Accepted and agreed as of this 19th day of August, 2025:

NOVARTIS INTERNATIONAL AG

By:	/s/ Tariq El Rafie
Name:	Tariq El Rafie
Title:	Head M&A Transactions

By:	/s/ Juliana Mazza Reis
Name:	Juliana Mazza Reis
Title:	M&A Sr Director

Email Address for Notice: [***]; [***]

Address for Notice (including any copy, as appropriate):

Attention: Jonathan Emery

Novartis International AG

35 Lichtstrasse

Basel, 4056

Switzerland